Exhibit 10.1

CONSULTING AGREEMENT AND

GENERAL RELEASE OF CLAIMS

The Consulting Agreement and General Release of Claims (“Agreement”) is made and entered into by and between:  Scott M. Colosi (“Colosi”) and Texas Roadhouse, Inc., Texas Roadhouse Holdings LLC (“Holdings”), and Texas Roadhouse Management Corp. (“Management Corp.”) (collectively, “Texas Roadhouse” or “Company”).

WHEREAS, Colosi was employed as the President of Texas Roadhouse, Inc., pursuant to the terms of a 2018 Employment Agreement (as amended) between Colosi and Texas Roadhouse Management Corp.; and

WHEREAS, Colosi retired from the Company effective June 20, 2019 (“Retirement Date”); and

WHEREAS, Texas Roadhouse and Colosi desire, on the terms and conditions stated herein, to enter into a Consulting Agreement; and

WHEREAS, the parties want to resolve all matters with respect to Colosi’s former employment.

NOW THEREFORE, in consideration of the covenants and mutual promises contained herein, the Parties agree as follows:

1.                                      Term.                The Consulting Term will commence on the date this Agreement becomes non-revocable pursuant to Section 9 hereof (the “Commencement Date”).  The Consulting Term will expire on March 1, 2020, (the “Expiration Date”) unless earlier terminated by the death of Colosi.

2.                                      Duties.  During the Consulting Term, Colosi shall be available upon reasonable notice to consult on matters assigned by Texas Roadhouse Chief Financial Officer Tonya Robinson. Colosi shall work under the direct supervision of Ms. Robinson and Colosi’s primary contact person with Holdings shall be Ms. Robinson or her designee.

3.                                      Compensation.  As compensation for Colosi’s services and in consideration for the waiver and release set forth below, Colosi will receive the following:

(a)                                 Holdings shall pay Colosi the total sum of Five Hundred Thousand and 00/100 dollars ($500,000), payable in bi-weekly installments pursuant to the Company’s payroll cycle.  The payment shall be made by wire or similar electronic transfer of immediately available funds to an account designated by Colosi.  In the event of Colosi’s death prior to the Expiration Date, the Company’s obligation to pay any compensation set forth in Section 3(a) shall cease immediately.

(b)                                 Holdings shall pay Colosi the total sum of One Million Four Hundred Thousand and 00/100 dollars ($1,400,000), payable on March 1, 2020. In the event of Colosi’s death before

March 1, 2020, the sum set forth in this Section 3(b) shall be due and payable to Colosi’s Estate on March 1, 2020.

4.                                      Independent Contractor Status.  Colosi understands and agrees that he is entering into this Agreement as an independent contractor and not as an employee of Holdings, Management Corp., Texas Roadhouse Inc, or any affiliate.  The Company shall have no liability or responsibility with respect to any income or other taxes or withholding in connection with payments made to Colosi hereunder.  Colosi hereby indemnifies and holds the Company harmless with respect to any such taxes or withholding as a direct result of Colosi’s failure to properly pay such taxes.  Holdings shall not be obligated to maintain any insurance for Colosi, including without limitation, medical, dental, life or disability insurance.

5.                                      Relationship of Parties.  Colosi is an independent contractor with respect to his performance of his obligations hereunder.  Nothing contained herein shall be deemed to create the relationship of partner, principal and agent, or joint venture between the parties.  Colosi has no right or authority to incur obligations of any kind in the name of or for the account of Texas Roadhouse nor to commit or bind Texas Roadhouse to any contract or other obligation.

6.                                      Ongoing Obligations Pursuant to 2018 Employment Agreement: Colosi acknowledges and agrees that he remains subject to certain obligations contained in Colosi’s 2018 Employment Agreement, including but not limited to obligations pertaining to the non-disclosure of Confidential Information (Section 6), non-disparagement (Section 6), non-competition, non-hire, and non-solicitation (Section 7), return of property (Section 11), and survival (Section 13).  Nothing herein shall limit any existing obligation, requirement, or post-employment restriction previously agreed to by Colosi in his 2018 Employment Agreement.

7.                                      Non-disparagement of Colosi by the Company.  The Company agrees that it shall not, during the Consulting Term or during the Restricted Period (as defined in the 2018 Employment Agreement), disparage Colosi.

8.                                      Release of Claims.  Colosi, individually and collectively, for and on behalf of himself, his estate, agents, attorneys, successors, heirs, executors, administrators and assigns, agrees not to file, pursue or prosecute any lawsuit, action, charge or claim, of any nature whatsoever, against the Company or any of their agents, directors, shareholders, parent and subsidiary corporations, officers, employees, representatives, attorneys, predecessors and/or successors, or against any other person or entity of any kind, where the suit, action, charge or claim arises out of Colosi’s employment or other affiliation with the Company, the terms and conditions of employment with the Company and/or his resignation from employment with the Companies.  This release includes, but is not limited to, any and all claims arising under Federal, State or local statutes, ordinances, resolutions, regulations or constitutional provisions, each as amended, regulating employment relationships or prohibiting discrimination in employment on the basis of sex, sexual orientation, race, religion, national origin, age, disability and/or veterans’ status, including, but not limited to, claims arising under: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; 42 U.S.C. §§ 1981, 1981a, 1983 and 1985; the Kentucky Civil Rights Act, as amended, KRS Chapter 344.010 et seq,; any other state laws addressing discrimination issues; the Americans With Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.;

the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.; the Federal Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Older Workers’ Benefits Protection Act; Executive Order 11246; KRS Chapters 337 and 207; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; and all other similar such statutes.

9.                                      Specific Release of Age Claims.

(a)                                 Colosi agrees that in exchange for a portion of the consideration described in Section 3 of this Agreement, that this Agreement constitutes a knowing and voluntary release and waiver of all rights or claims he may have against the Companies or any of their agents, directors, shareholders, parent and subsidiary corporations, officers, employees, representatives, attorneys, predecessors and/or successors including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621-634, as amended by the Older Workers’ Benefit Protection Act, P.L. 101-433 (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA and any state statute or local ordinance barring age discrimination.

(b)                                 The Parties agree that, by entering into this Agreement, Colosi does not waive rights or claims that may arise after the date this Agreement is executed.

(c)                                  Colosi represents and warrants that the Companies advised him to consult with an attorney prior to executing this Agreement and that Colosi was provided the opportunity to do so.  Colosi further represents and warrants that the Companies provided him a period of at least twenty-one (21) days in which to consider this Agreement before executing this Agreement.

(d)                                 The Parties agree that, for a period of seven (7) days following the execution of this Agreement, Colosi has the right to revoke this Agreement, and the Companies and Colosi further agree that this Agreement shall not become effective or enforceable until the revocation period of seven (7) days has expired.  Written notice of revocation must be sent to the Companies within the seven (7) day period to the attention of Celia Catlett, Texas Roadhouse General Counsel and Corporate Secretary.

(e)                                  Colosi agrees that if he executes this Agreement at any time prior to the end of the period provided in which to consider this Agreement, such early execution was a knowing and voluntary waiver of his right to consider this Agreement for at least twenty-one (21) days, and was because of his desire to receive immediately the consideration provided hereunder and his belief that he had ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney.

10.                               Governing Law.  This Agreement shall be governed by, subject to, and construed in accordance with the laws of the Commonwealth of Kentucky without regard to conflict of law principles. Any action relating to this Agreement shall only be brought in a court of competent jurisdiction in the Commonwealth of Kentucky, and the parties consent to the jurisdiction, venue and convenience of such courts.

11.                               Severability.  The Parties agree that in any event a provision of the Agreement or any application thereof shall be judged by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of all other applications of that provision, and of all other provisions and applications of the Agreement, shall not in any way be affected, and that such invalid, illegal or unenforceable provision or application shall be deemed not to be a part of the Agreement, and that the Agreement shall then be enforced to the maximum extent allowed by the applicable law.

12.                               Assignment.  The Agreement shall not be assignable by Colosi, but shall be binding on Colosi and his estate, agents, attorneys, successors, heirs, executors, administrators, insurers and assigns, and shall inure to the benefit of Holdings and its Affiliates and their respective directors, shareholders, officers, employees and successors.

13.                               Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

14.                               Counterparts. This Agreement may be executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

[Signatures Follow]

IN WITNESS WHEREOF, and Colosi and the Company have executed the foregoing Agreement on the dates indicated.

Dated:	July 2, 2019	By:	/s/ Scott M. Colosi
		Name:	Scott M. Colosi

TEXAS ROADHOUSE, INC.

Dated:	July 3, 2019	By:	/s/ W. Kent Taylor
		Name:	W. Kent Taylor
		Its:	CEO, President

TEXAS ROADHOUSE HOLDINGS LLC
By: Texas Roadhouse, Inc., its manager

Dated:	July 3, 2019	By:	/s/ W. Kent Taylor
		Name:	W. Kent Taylor
		Its:	CEO, President

TEXAS ROADHOUSE MANAGEMENT CORP.

Dated:	July 3, 2019	By:	/s/ W. Kent Taylor
		Name:	W. Kent Taylor
		Its:	President